Exhibit 17.01
                                  [Letterhead]
                                Carlton Parfitt




Avalon Energy Corporation
Suite 806 - 1288 Alberni Street
Vancouver, BC
V6E 4N5

Attention: Board of Directors

Dear Sirs:

I hereby resign as the President and CEO of Avalon Energy Corporation.

I will remain as a Director of the Company.

I hereby accept the position of Secretary, Treasurer and CFO of the Company.


Yours truly,

/s/: Carlton Parfitt
__________________________
Carlton Parfitt
Director

Effective this 17th day of May, 2005.